Exhibit 10.25

SECOND AMENDMENT TO LEASE

(Innovation Park)

THIS SECOND AMENDMENT TO LEASE (“Second Amendment”) is made and entered into as of the 17th day of November, 2021, by and between IQHQ‑4 CORPORATE, LLC, a Delaware limited liability company (“Landlord”) and ONCORUS, INC., a Delaware corporation (“Tenant”).

R E C I T A L S:

A. Landlord and Tenant entered into that certain Lease Agreement entered into as of December 29, 2020 (the “Original Lease”), as amended by that certain First Amendment to Lease dated as of July 7, 2021 and that certain Amended and Restated First Amendment to Lease dated October 25, 2021 (as so amended, the “Lease”), whereby certain premises (the “Existing Premises”) containing 88,184 rentable square feet containing the entirety of Pod 4 and Pod 5 in the South Building (such building includes Pods 2, 3, 4 and 5) (“Building”) of the project (“Project”) now known as Innovation Park @ 4 Corporate Drive whose address is 4 Corporate Drive, Andover, Massachusetts, all as more particularly described in the Lease.

B. Tenant desires to lease additional premises consisting of approximately 17,150 rentable square feet and being the entirety of Pod 3 (the “Pod 3 Portion”) of the Building (the “Expansion Premises”) as depicted on Exhibit A attached hereto and incorporated herein and Landlord is willing to lease the Expansion Premises to Tenant on the terms and conditions hereinafter set forth.

C. Landlord and Tenant wish to amend the Lease to (i) provide for the leasing of the Expansion Premises to Tenant pursuant to the terms and conditions of the Lease, as amended by this Second Amendment; and (ii) amend certain other terms of the Lease as more particularly set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

A G R E E M E N T:

1.
Capitalized Terms. Each capitalized term used but not otherwise defined herein shall have the meaning ascribed thereto in the Lease.
2.
Confirmation of Lease Term Dates. Landlord and Tenant hereby acknowledge and agree that (i) the Delivery Date with respect to the entire Premises is January 1, 2021; (ii) the Pod 4 Portion Commencement Date is October 1, 2021; (ii) the Pod 5 Portion Commencement Date is January 1, 2022; (iii) the Expiration Date is December 31, 2036; and (iv) the first Lease Year for the Existing Premises commenced on October 1, 2021 and expires on December 31, 2022.
3.
Lease of Expansion Premises.

(a) Landlord hereby demises and leases to Tenant and Tenant hereby leases from Landlord, the Expansion Premises commencing on January 1, 2022 (the “Expansion Premises Commencement Date”), and expiring coterminous with the Lease Term for the Existing Premises (i.e. December, 31, 2036), as the same may be extended or earlier terminated in accordance with the terms of the Lease.

(b) Tenant’s lease of the Expansion Premises shall be on all of the same terms and conditions of the Lease, except as expressly modified or amended by the terms of this Second Amendment. The Expansion Premises are being leased by Tenant in its AS-IS condition as of the Expansion Premises Commencement Date, WITHOUT REPRESENTATION OR WARRANTY by Landlord, and Tenant understands and agrees that, except as otherwise expressly set forth on Exhibit “B” attached hereto (the “Work Letter”), Landlord shall not be required to perform or pay for any work, supply any materials, incur any expense or to pay or provide any allowance or contribution in connection with preparing the Expansion Premises for Tenant’s occupancy, including, without limitation the allowances or contributions that Landlord previously paid to Tenant under the Lease with respect to the Existing Premises.

(c) From and after the Expansion Premises Commencement Date, the Expansion Premises shall constitute a part of the “Premises” demised to Tenant under the Lease, and the Premises will thereafter include both the Existing Premises and the Expansion Premises, and contain 105,334 rentable square feet. Promptly following execution of this Second Amendment, Landlord and Tenant agree to execute a written notice of Term Dates and Tenant’s Proportionate Share in substantially the form attached as Exhibit “C” to the Original Lease (“the Commencement Letter”) to confirm, among other details with respect to the Expansion Premises, the Expansion Premises Commencement Date. If Tenant shall fail to execute such Commencement Letter within five (5) business days of receipt thereof, the Expansion Premises Commencement Date shall be as specified by Landlord in such Commencement Letter.

(d) Beginning upon execution and delivery of this Second Amendment by Tenant and Landlord until the Expansion Premises Commencement Date (the “Early Access Period”), Tenant will have the right to access the Expansion Premises in order to design and construct the Expansion Premises Improvements (as defined in the Work Letter attached hereto as Exhibit “B”). Such early access shall be subject to all the provisions of the Lease (with specific reference to Tenant's insurance and indemnity obligations thereunder and Tenant's obligation to pay separately for electricity service to the Expansion Premises, except that Tenant's obligation to pay monthly Basic Rental and any Direct Costs for the Expansion Premises shall not apply during the Early Access Period. Tenant shall perform the Expansion Premises Improvements to the Expansion Premises in accordance with the terms and conditions of Exhibit “B” attached hereto and the provisions of the Lease applicable to alterations. Exhibit “D” to the Original Lease shall not be applicable to the Expansion Premises or the Expansion Premises Improvements.

4.
Basic Rental for the Expansion Premises. Commencing on the earlier date to occur of (i) July 1, 2022 or (ii) the date Tenant commences business from all or any portion of the Expansion Premises (the “Expansion Premises Rent Commencement Date”) and thereafter during the remainder of the Term, Tenant shall pay Basic Rental for the Expansion Premises in the manner and at the times set forth in the Lease in the amounts set forth below:

TIME PERIOD	RATE PRSF	ANNUAL BASIC RENTAL	MONTHLY BASIC RENTAL
First (1st) EP Rent Year*	$43.50	$746,025.00	$62,168.75
Second (2nd) EP Rent Year	$44.81	$768,405.75	$64,033.81
Third (3rd) EP Rent Year	$46.15	$791,457.92	$65,954.83
Fourth (4th) EP Rent Year	$47.53	$815,201.66	$67,933.47
Fifth (5th) EP Rent Year	$48.96	$839,657.71	$69,971.48
Sixth (6th) EP Rent Year	$50.43	$864,847.44	$72,070.62
Seventh (7th) EP Rent Year	$51.94	$890,792.86	$74,232.74
Eighth (8th) EP Rent Year	$53.50	$917,516.65	$76,459.72
Ninth (9th) EP Rent Year	$55.10	$945,042.15	$78,753.51
Tenth (10th) EP Rent Year	$56.76	$973,393.41	$81,116.12
Eleventh (11th) EP Rent Year	$58.46	$1,002,595.22	$83,549.60
Twelfth (12th) EP Rent Year	$60.21	$1,032,673.07	$86,056.09
Thirteenth (13th) EP Rent Year	$62.02	$1,063,653.27	$88,637.77
Fourteenth (14th) EP Rent Year	$63.88	$1,095,562.86	$91,296.91

From the commencement of the Fifteenth (15th) EP Rent Year through December 31, 2036	$65.80	N/A	$94,035.81

*As used in this Second Amendment, the term “EP Rent Year” means any twelve (12) month period during the Term for the Expansion Premises commencing as of the Expansion Premises Rent Commencement Date, or as of any anniversary of the Expansion Premises Rent Commencement Date, except that if the Expansion Premises Rent Commencement Date does not occur on the first day of a calendar month, then (i) the first (1st) EP Rent Year shall further include the partial calendar month in which the first (1st) anniversary of the Expansion Premises Rent Commencement Date occurs, and (ii) the remaining EP Rent Years shall be the successive twelve (12) month periods following the end of such first EP Rent Year.

The first (1st) full month’s Basic Rental of $62,168.75 for the Expansion Premises shall be due and payable by Tenant to Landlord upon Tenant’s execution of this Second Amendment

5.
Additional Rent for the Expansion Premises.

(a) Tenant shall continue to pay during the Term, as Additional Rent, Tenant’s Proportionate Share of Direct Costs for the Premises in accordance with the terms and condition of the Lease, except that, commencing on the Expansion Premises Rent Commencement Date and thereafter during the Term, Tenant’s Proportionate Share shall increase to 49.70%.

(b) The electricity for the Expansion Premises is currently as of the date hereof separately submetered and Landlord shall reasonably cooperate with Tenant to separately meter, submeter or check meter the mechanical spaces within the Expansion Premises, and the Expansion Premises Collaboration Area, at Tenant's sole cost and expense, and Tenant shall make payment directly to the entity providing such electricity if the same is separately metered or Tenant shall reimburse Landlord without mark- up as and when bills are rendered as Additional Rent for the cost of such electricity if the same is submetered or check metered at the rates charged for such service by the city in which the Project is located or the local public utility, as the case may be, furnishing the same. Tenant shall be responsible, as part of the Expansion Premises Improvements, for causing the Expansion Premises and all equipment therein to be connected to any submeters or meters measuring utility usage for the Premises.

(c) Tenant shall continue to pay during the Term, as Additional Rent, Tenant’s proportionate share of Tank Costs, RODI System Costs, utility costs under Section 11(a)(ix) of the Lease and all other Additional Rent and other costs and expenses accruing under the Lease as and when due, except that from and after the Expansion Premises Rent Commencement Date, all such Additional Rent will be calculated based on the entire Premises (the Existing Premises and the Expansion Premises).

6.
Letter of Credit. The “Stated Amount” set forth in Article 4 of the Lease is hereby amended to be Three Million Four Hundred Thirty-Six Thousand Five Hundred Twenty-Two and

No/100 Dollars ($3,436,522.00). Promptly following Tenant’s execution and delivery of this Second Amendment, Tenant shall deliver a new Letter of Credit or an amendment to the existing Letter of Credit to increase the face amount of the Letter of Credit being held by Landlord to the Stated Amount set forth in this Section 6. The last paragraph of Article 4 of the Lease is hereby deleted and replaced with the following:

“As set forth above, the Stated Amount shall initially be Three Million Four Hundred Thirty-Six Thousand Five Hundred Twenty-Two and No/100 Dollars ($3,436,522.00) (calculated based on nine (9) months of Basic Rental payable by Tenant for the first year of the initial Term (if no abatement applied); provided, however, that, except as hereinafter provided, upon the third (3rd) anniversary of the Pod 5 Portion Commencement Date (the "Adjustment Date"), the Stated Amount shall be reduced to Two Million Two Hundred Ninety Thousand Twelve and No/100 Dollars ($2,291,012.00) (calculated based on six (6) months of Basic Rental payable by Tenant for the first year of the initial Term (if no abatement applied). However, if (i) an Event of Default by Tenant occurs under this Lease, or circumstances exist that would, with notice or lapse of time, or both, constitute an Event of Default by Tenant, and Tenant has failed to cure such default or circumstances within the time period permitted by Article 19 or such lesser time as may remain before the Adjustment Date as provided above, the Stated Amount shall not thereafter be reduced unless and until such default or circumstances shall have been fully cured pursuant to the terms of this Lease, at which time the Stated Amount may be reduced as hereinabove described. The reduction of the Stated Amount of the Letter of Credit shall be effectuated by Tenant replacing the Letter of Credit then being held by Landlord with a new Letter of Credit (meeting all of the requirements of this Article 4) in the Stated Amount then required to be maintained with Landlord pursuant to the foregoing provisions (or amending the then existing Letter of Credit to the Stated Amount then required to be maintained with Landlord pursuant to the foregoing provisions) on the Reduction Date, as applicable. In the event that Tenant provides a replacement Letter of Credit, Landlord shall return the original Letter of Credit to Tenant within ten (10) business days following Landlord's receipt of the replacement Letter of Credit (or, if requested by Tenant, arrange for a simultaneous swap of the original and replacement Letter of Credit in person at the management office located in the Project). To the extent Tenant desires to reduce the Letter of Credit as set forth above by means of an amendment to the then existing Letter of Credit, Landlord shall at no cost to Landlord provide reasonable cooperation with Tenant and sign such commercially reasonable certificates reasonably required by the issuer of the Letter of Credit and reasonably acceptable to Landlord and in connection therewith, Tenant shall pay as additional rent with ten (10) business days after demand, all of Landlord's out-of-pocket fees and expenses incurred in connection with the same.”

7.
Building/Laboratory Systems. Effective as of the Expansion Premises Commencement Date, the Exhibit A-1 attached to the Lease shall be deemed replaced with the Exhibit A-1 attached to this Second Amendment.
8.
Parking. From and after the Expansion Premises Rent Commencement Date, the Tenant’s Proportionate Share of the unreserved parking passes for the Project will equate to one hundred twenty-five (125) parking passes.

9.
Extension Option. Tenant shall continue to have the right to exercise the extension options set forth in Article 31 of the Lease following expiration of the current Term (i.e., December 31, 2036) and such extension options shall be applicable to the Existing Premises and the Expansion Premises collectively and not to either such space individually.
10.
Right of First Offer. Tenant shall continue to have the right of first offer set forth in Article 32 of the Lease except that from and after the Effective Date of this Second Amendment, Pod 3 shall no longer constitute First Offer Space. .
11.
Brokers. Each party represents and warrants to the other that no broker, agent or finder negotiated or was instrumental in negotiating or consummating this Second Amendment. Each party further agrees to defend, indemnify and hold harmless the other party from and against any claim for commission or finder’s fee by any entity who claims or alleges that they were retained or engaged by the first party or at the request of such party in connection with this Second Amendment.
12.
No Further Modification. Except as set forth in this Second Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect. Effective as of the date hereof, all references to the “Lease” shall refer to the Lease as amended by this Second Amendment.
13.
Counterparts/Electronic Signature. This Second Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. This Second Amendment may be executed by a party’s signature transmitted electronically (including by DocuSign), and copies of this Second Amendment executed and delivered by electronic means shall have the same force and effect as copies hereof executed and delivered with original wet signatures. All parties hereto may rely upon electronic signatures as if such signatures were original wet signatures. Any party executing and delivering this Second Amendment by electronic means shall, if requested by the other party, promptly thereafter deliver a counterpart signature page of this Second Amendment containing said party’s original signature; provided, however, any failure to do so shall not affect the enforceability of this Second Amendment. All parties hereto agree that a signature page executed and delivered by electronic means may be introduced into evidence in any proceeding arising out of or related to this Second Amendment as if it were an original wet signature page.

[Signatures on following page]

IN WITNESS WHEREOF, this Second Amendment has been executed as of the day and year first above written.

“LANDLORD” IQHQ‑4 CORPORATE LLC,

a Delaware limited liability company

By: /s/ Tracy Murphy

Print Name: Tracy Murphy

Title: President

“TENANT” ONCORUS, INC.,

a Delaware corporation

By: /s/ Steve Harbin

Print Name: Steve Harbin

Title: Chief Operating Officer

EXHIBIT “A”

EXPANSION PREMISES FLOOR PLAN

[SEE ATTACHED]

POD 3 PREMISE PLAN
A1

Ci

350 summer street
second floor
boston, ma 02210

t: 617.848.8511
f: 617.639.0457
www.ci-designinc.com

IQHQ

IQHQ

PRELIMINARY
FOR REVIEW ONLY
THESE DOCUMENTS ARE FOR DESIGN REVIEW AND NOT INTENDED FOR BIDDING, CONSTRUCTION, OR PERMIT PURPOSES. THEY WERE PREPARED BY OR UNDER THE SUPERVISION OF
CI DESIGN.

INNOVATION PARK
POD 3

4 CORPORATE DRIVE
ANDOVER, MA 01810

CLIENT: IQHQ

DESIGN DELIVERABLE: PROGRESS
ISSUE DATE: 11/11/21

Copyright (c) by Ci Design Inc. All Rights Reserved

DRAWN BY: CAM
CHECKED BY: RK
PROJECT NUMBER:

POD 3 PREMISE PLAN

P101

POD 3 ROOF PREMISE PLAN A1

350 summer street
second floor
boston, ma 02210

t: 617.848.9511
f: 617.639.0457
www.ci-designinc.com

IQHQ

PRELIMINARY
FOR REVIEW ONLY
THESE DOCUMENTS ARE FOR DESIGN REVIEW AND NOT INTENDED FOR BIDDING, CONSTRUCTION, OR PERMIT PURPOSES. THEY WERE PREPARED BY OR UNDER THE SUPERVISION OF CI DESIGN.

INNOVATION PARK
POD 3
4 CORPORATE DRIVE
ANDOVER, MA 01810

CLIENT: IQHQ

DESIGN PROGRESS
DELIVERABLE:
ISSUE DATE: 11/11/21

Copyright (c) by Ci Design Inc. All Rights Reserved

DRAWN BY: Cam
CHECKED BY: RK
PROJECT NUMBER:

POD 3 ROOF PREMISE PLAN

P401

EXHIBIT "A-1"

BUILDING/LABORATORY SYSTEMS MAINTAINED BY LANDLORD

Description

1.
Central vacuum system
2.
Central di-ionized/Reverse Osmosis water system
3.
High pressure steam system
4.
Process cooling water system
5.
Base building security and card access system
6.
Central Uninterruptible Power System (UPS) in Pods 3, 4 and 5
7.
Emergency electrical power distribution system
8.
pH neutralization system (subject to use and permit by the Greater Lawrence Sanitary District)
9.
Hot and cold potable and non-potable water systems
10.
Compressed air distribution
11.
Elevators
12.
Air handlers #2 and #6 and applicable Exhaust fans

EXHIBIT “B”

EXPANSION PREMISES WORK LETTER

ONCORUS, INC.

This Tenant Work Letter shall set forth the terms and conditions relating to the renovation of the tenant improvements in the Expansion Premises.

SECTION 1 INTENTIONALLY OMITTED

SECTION 2 EXPANSION PREMISES IMPROVEMENTS

1.1
Expansion Premises Improvement Allowance. Tenant shall be entitled to a one-time improvement allowance (the "Expansion Premises Improvement Allowance") in the amount of $1,715,000.00 (based on $100.00 per rentable square foot of the Expansion Premises) for the costs relating to the initial design and construction of Tenant's improvements which are permanently affixed to the Expansion Premises or exclusively serving the Expansion Premises (the "Expansion Premises Improvements") and for the other EP Improvement Allowance Items described in Section 2.2 below. In addition to the Expansion Premises Improvement Allowance, Tenant shall be entitled to elect to have Landlord disburse a one-time additional supplemental allowance (the "EP Supplemental Allowance") in the amount of $428,750.00 for the costs of performing permanent improvements to the Expansion Premises. Further, in no event shall Tenant be entitled to any credit for any portion of the Expansion Premises Improvement Allowance and/or the EP Supplemental Allowance not used or requested by Tenant by the date that is eighteen (18) months after the Expansion Premises Commencement Date.

Tenant shall notify Landlord in writing by not later than January 1, 2023 whether Tenant elects to receive the EP Supplemental Allowance. If Tenant timely elects to receive the EP Supplemental Allowance, then commencing as of Expansion Premises Rent Commencement Date, and continuing on the first day of each month thereafter throughout the initial Term of the Lease, Tenant shall pay to Landlord, as Additional Rent, Construction Rent, as hereinafter defined. “Construction Rent” shall be the aggregate amount equal to the payments of principal and interest which would be necessary to repay a loan in the amount of the EP Supplemental Allowance, together with interest at the rate of eight (8%) percent per annum, on a level direct reduction basis over the period commencing as of the Expansion Premises Rent Commencement Date and ending as of the expiration of the initial Term of the Lease. Monthly payments of Construction Rent shall be payable at the same time and in the same manner as Basic Rental is payable under the Lease. Construction Rent shall not be abated or reduced for any reason whatsoever (including, without limitation, untenantability of the Premises or termination of the Lease). Without limiting the foregoing, the rent abatement provisions of Articles 11, 15 and 18 of the Lease shall not apply to Construction Rent. Since the payment of Construction Rent represents a reimbursement to Landlord of costs which Landlord will incur in connection with the performance of the Expansion Premises Improvements, if there is any monetary or material, non-monetary default of any of Tenant’s obligations under the Lease (including, without limitation, its obligation to pay Construction Rent), or if the Term of this Lease is terminated for any reason whatsoever prior to the expiration of the Term of the Lease, Tenant shall pay to Landlord, immediately upon demand, the unamortized balance of the EP Supplemental Allowance. Tenant’s obligation to pay the unamortized balance of the EP Supplemental Allowance shall be in addition to all other rights and remedies which Landlord has based upon any default of Tenant under the Lease, and Tenant shall not be entitled to any credit or reduction in such payment based upon amounts collected by Landlord from reletting the Premises after the default of Tenant.

1.2
Disbursement of the Expansion Premises Improvement Allowance. Except as otherwise set forth in this Work Letter, the Expansion Premises Improvement Allowance and EP Supplemental Allowance, as the case may be, shall be disbursed by Landlord (each of which disbursements shall be made pursuant to Landlord's disbursement process provided below) to Tenant (or at Landlord's election, to Contractor) with respect to the Expansion Premises Improvements for the actual costs related to the design and construction of the Expansion Premises Improvements and for the following items and costs associated with each respectively (collectively, the "EP Improvement Allowance Items"): (i) payment of the fees of the "Architect" and the "Engineers," as those terms are defined in Section 3.1 of this Work Letter in connection with design of the Expansion Premises Improvements, and, subject to the terms and conditions of Section 4.3 below, payment of the actual, out-of-pocket fees incurred by, and the actual, out-of-pocket cost of documents and materials supplied by, Landlord and Landlord's consultants in connection with the preparation and review of the "Construction Drawings," as that term is defined in Section 3.1 of this Work Letter; (ii) the cost of permits, inspections, and construction supervision fees; (iii) the cost of any changes in the Building required by the Construction Drawings; (iv) the cost of any changes to the Construction Drawings or Expansion Premises Improvements required by applicable building codes (the "Code"); (v) the cost of cabling (it being agreed that Tenant may apply for reimbursement of telecommunications/data wiring with respect to the Expansion Premises Improvement Allowance only but not form the EP Supplemental Allowance); (vi) the "Landlord EP Coordination Fee", as that term is defined in Section 4.3 of this Work Letter; and (vii) all actual out-of-pocket expenses incurred by Landlord as a direct result of Tenant's performance of the Expansion Premises Improvements subject to the terms and conditions of Section 4.3 below. However, in no event shall more than $257,250.00 (calculated as fifteen percent (15%) of the Improvement Allowance) or more than $64,312.50 of the EP Supplemental Allowance (calculated as fifteen percent (15%) of the Base Building Allowance) be used for the items described in (i) and (ii) above; any additional amount incurred as a result of (i) and (ii) above shall be paid by Tenant. In no event shall the Expansion Premises Improvement Allowance and EP Supplemental Allowance be used for any relocation costs, furniture, fixtures and equipment or holdover rent. During the construction of the Expansion Premises Improvements,

Landlord shall make monthly disbursements of the Expansion Premises Improvement Allowance and/or the EP Supplemental Allowance (as the case may be) for EP Improvement Allowance Items for the benefit of Tenant and shall authorize the release of monies for the benefit of Tenant in the case of the Expansion Premises Improvement Allowance and the EP Supplemental Allowance, as follows (it being agreed that the following provisions shall apply separately but in the same manner as it relates to the disbursement of the Expansion Premises Improvement Allowance and EP Supplemental Allowance, as applicable and otherwise mutatis mutandis):

1.2.1
Monthly Disbursements/Deductions. The Expansion Premises Improvement Allowance and EP Supplemental Allowance, as the case may be, will be available for monthly disbursements from and after the Expansion Premises Commencement Date subject to the requirements set forth in this Work Letter. Not more than once per calendar month, Tenant shall deliver to Landlord: (i) a request for payment of the "Contractor," as that term is defined in Section 4.1 of this Work Letter, approved by Tenant, in a commercially reasonable form to be provided by Landlord, showing the schedule, by trade, of percentage of completion of the Expansion Premises Improvements in the Expansion Premises, reasonably detailing the portion of the work completed and the portion not completed; (ii) invoices from "Tenant's Agents," as that term is defined in Section 4.2 of this Work Letter, for labor rendered and materials delivered to the Expansion Premises for which Tenant is requesting disbursement from the Expansion Premises Improvement Allowance; executed conditional mechanic's lien releases in statutory form from the Tenant's Agents who performed work or provided services for which Tenant is requesting disbursement, such lien releases to comply with the appropriate provisions, as reasonably determined by Landlord, of any requirements under applicable laws; and (iv) all other information reasonably requested by Landlord. Thereafter, Landlord shall deliver a check to Tenant within thirty (30) days of receipt of Tenant's requisition request in payment of the lesser of: (A) the amounts so requested by Tenant, as set forth in this Section 2.2.1, above, less a five percent (5%) retention (the aggregate amount of such retentions to be known as the "Final EP Retention"), and (B) the balance of any remaining available portion of the Expansion Premises Improvement Allowance (not including the Final EP Retention).

Landlord shall have the option to inspect and approve the applicable Expansion Premises Improvements for compliance with the "Approved Working Drawings," as that term is defined in Section 3.5 below, and verify the invoices and waivers; provided, however, such review, approval and verification shall not extend the thirty (30) day period within which Landlord shall make payment to Tenant for the amount set forth in the requisition request, except as expressly provided below. If Landlord reasonably disputes all or a portion of the amount of the requisition request, then Landlord shall inform Tenant of the same by written notice explaining Landlord's reasons, in reasonable detail, why some or all of the amounts described in Tenant's requisition request are not due and payable by Landlord ("EP Refusal Notice") and Landlord (and, at Landlord's election, Landlord's architect and/or engineer for the

Project) shall meet to discuss the matter with Tenant (and, at Tenant's election, member of its design and construction team) (which meeting may be held via audio and/or video conferencing call (e.g. Zoom) or a similar medium) as soon as reasonably possible but in no event more than five (5) business days after the date Landlord provides Tenant with its EP Refusal Notice. If Landlord reasonably disputes only a portion of the amount requested in the requisition, Landlord shall timely pay Tenant the undisputed amount. The parties agree to work together in good faith to resolve any dispute with diligence; provided, however, each party shall retain its right to elect to have such dispute resolved by binding arbitration pursuant to Section 2.2.5 below. If the dispute is resolved outside of arbitration, and Landlord and Tenant agree that Landlord must pay Tenant for all or a portion of the disputed portion previously withheld, such payment shall be made within ten (10) days of resolution of the dispute, including interest at the Interest Rate. Landlord's payment of such amounts shall not be deemed Landlord's approval or acceptance of the work furnished or materials supplied as set forth in Tenant's payment request.

1.2.2
Final Retention. Subject to the provisions of this Work Letter, a check for the Final EP Retention payable to Tenant shall be delivered by Landlord to Tenant following the completion of the Expansion Premises Improvements in the Expansion Premises, and within thirty (30) days after satisfaction of the following: (i) Tenant delivers to Landlord properly executed unconditional mechanics lien releases in compliance with any requirements of applicable laws, (ii) Landlord has determined that no substandard work exists which materially and adversely affects the mechanical, electrical, plumbing, heating, ventilating and air conditioning, life-safety or other systems of the Project, the curtain wall of the Project, the structure or exterior appearance of the Project, which determination by Landlord shall occur as soon as reasonably practical but not later than ninety (90) days after notice from Tenant that the Expansion Premises Improvements are substantially completed (which shall include Architect's certification as required in clause (iii) below), and (iii) Architect delivers to Landlord a certificate, in a form reasonably acceptable to Landlord, certifying that the construction of the Expansion Premises Improvements in the Expansion Premises has been substantially completed and a certificate of occupancy (or its equivalent) shall have been issued by the appropriate governmental authorities for the Expansion Premises.

1.2.3
Pro Rata Disbursements. Notwithstanding anything to the contrary in Section 2.2 above, Landlord shall only be required to make progress and final retention payment disbursements of the Expansion Premises Improvement Allowance to Tenant (or, at Tenant's election, Contractor) equal to Landlord's pro rata share (based on the proportion of the Expansion Premises Improvement Allowance to the final EP Cost Proposal (as defined in Section 3.4 below) as applied to such particular progress payment, less the Final EP Retention (i.e., 5% of Landlord's pro rata share) or such final retention payment, only after Tenant has paid to Contractor Tenant's pro rata share (based on the remaining proportion of the final EP Cost Proposal) as applied to such particular progress payment, less the Final EP Retention or such final retention payment, and such payment by Tenant shall be a condition to

Landlord's obligation to disburse Landlord's corresponding pro rata portion of the Expansion Premises Improvement Allowance (as applied to such particular progress or final retention payment). In the event the actual costs for the Expansion Premises Improvements differ from those set forth in the final EP Cost Proposal, then the amount to be paid by Landlord shall be reconciled no later than the last progress payment such that Tenant receives the full benefit of the Expansion Premises Improvement Allowance. For purposes of clarity, there shall be no pro rata disbursement with respect to the EP Supplemental Allowance.

1.2.4
Other Terms. The Expansion Premises Improvements shall be deemed Landlord's property, with Landlord's right to claim the depreciation of the same, to the extent the Expansion Premises Improvement Allowance and EP Supplemental Allowance are utilized in connection with the Expansion Premises Improvements and the remaining portion of the Expansion Premises Improvements shall be deemed Tenant's property until the date immediately after the expiration or earlier termination of the Lease, with Tenant's right to claim the depreciation of same, to the extent Tenant pays the cost for completing the Expansion Premises Improvements in excess of the Expansion Premises Improvement Allowance and EP Supplemental Allowance.

1.2.5
Failure to Fund Allowances. If Landlord fails to timely fund any monthly payment or the Final EP Retention of the Expansion Premises Improvement Allowance and EP Supplemental Allowance within the time periods set forth above in this Section 2.2, then Tenant shall be entitled to deliver written notice ("EP Payment Notice") thereof to Landlord. If Landlord still fails to fulfill any such obligation within ten (10) business days after Landlord's receipt of the EP Payment Notice from Tenant and if Landlord failed to provide Tenant with an EP Refusal Notice explaining Landlord's reasons that the amounts described in Tenant's EP Payment Notice are not due and payable by Landlord within the thirty (30) day payment period set forth above in Section 2.2 above, then Tenant shall be entitled to fund such amount(s) itself and to offset such amount(s), together with interest at the Interest Rate from the date such payment would have initially been required to be paid by Landlord hereunder (i.e., within the 30 day payment period set forth in Section 2.2) until the date of offset, against Tenant's first obligations to pay Monthly Basic Rental for the Expansion Premises only. However, (i) in no event shall such offset exceed fifty percent (50%) of the Monthly Basic Rental for the Expansion Premises next coming due under the Lease and (ii) Tenant shall not be entitled to any such offset if Tenant is in default under the Lease (after expiration of any applicable cure period) at the time that such offset would otherwise be applicable. If Landlord delivers an EP Refusal Notice, and if Landlord and Tenant are not able to agree on the amounts to be so paid by Landlord, if any, within ten (10) business days after Tenant's receipt of such EP Refusal Notice, Landlord or Tenant may elect to have such dispute resolved by binding arbitration before a retired judge of the Superior Court of the State of Massachusetts under the auspices of JAMS/ENDISPUTE (or any successor to such organization) in Essex County, Massachusetts, according to the then rules of commercial arbitration of such organization. If Tenant prevails in any such arbitration, the parties shall mutually agree on one of the following methods of payment, (a) Landlord shall pay Tenant for the amount determined to be payable by Landlord in such proceeding together with the interest at the Interest Rate from the date such payment would have initially been require to be paid by Landlord hereunder to the date paid by Landlord or (b) Tenant may offset the amount determined to be payable by Landlord in such proceeding together with interest at the Interest Rate from the date such payment would have initially been required to be paid by Landlord hereunder to the date of offset against Tenant's next obligations to pay Monthly Basic Rental for the Expansion Premise only (but (i) in no event shall such offset exceed fifty percent (50%) of the Monthly Basic Rental for the Expansion Premises next coming due and (ii) Tenant shall not be entitled to any such offset if Tenant is in default under the Lease (after expiration of any applicable cure period) at the time that such offset would otherwise be applicable.

SECTION 3

CONSTRUCTION DRAWINGS

1.1
Selection of Architect/Construction Drawings. Tenant shall retain an architect/space planner reasonably approved by Landlord (the "Architect") to prepare the "EP Construction Drawings," as that term is defined in this Section 3.1. Tenant shall also retain engineering consultants approved by Landlord (the "Engineers"), such approval not to be unreasonably withheld, conditioned, or delayed, to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC and lifesafety work, as applicable, of the Expansion Premises Improvements. Landlord hereby approves DPS Group as Tenant's Architect and an Engineer. The plans, specifications and drawings to be prepared by Architect and the Engineers hereunder shall be known collectively as the "EP Construction Drawings." All EP Construction Drawings shall be subject to a drawing format and specifications reasonably acceptable to Landlord, and shall be subject to Landlord's review and approval, which approval shall not be unreasonably withheld, conditioned or delayed except in connection with a Design Problem (as defined in Section 3.3 below) (in which event Landlord may withhold its approval in its sole but good faith discretion). Tenant and Architect shall verify, in the field, the dimensions and conditions as shown on the relevant portions of the base building plans that are readily observable, and Tenant and Architect shall be solely responsible for the same, and Landlord shall have no responsibility in connection therewith. Landlord's review of the EP Construction Drawings as set forth in this Section 3, shall be for its sole purpose and shall not imply Landlord's review of the same, or obligate Landlord to review the same, for quality, design, Code compliance or other like matters. Accordingly, notwithstanding that any EP Construction Drawings are reviewed by Landlord or its space planner, architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord's space planner, architect, engineers, and consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the EP Construction Drawings.

1.2
Intentionally Omitted.

1.3
Final Working Drawings. Tenant shall cause the Architect and the Engineers to complete the architectural and engineering drawings for the Expansion Premises Improvements, and the final architectural working drawings in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits (collectively, the "Final EP Working Drawings") and shall submit the same to Landlord for Landlord's review and approval, which approval shall not be unreasonably withheld, conditioned or delayed except in connection with a Design Problem (in which event Landlord may withhold its approval in its sole but good faith discretion). As used herein a “Design Problem” is defined and will be deemed to exist if Landlord’s architect or engineer for the Project determines that there is a material likelihood that any portion of the Expansion Premises Improvements will (a) have a material and adverse effect on the exterior appearance of the Building, (b) materially and adversely affect the structural portions or ongoing Building systems or operations thereof, or (c) fail to comply in all material respects with all applicable laws, statutes, ordinances, governmental regulations and requirements.

1.4
Cost Proposal. After all approvals of the Approved EP Working Drawings required by the terms of this Work Letter have been obtained, Tenant will provide Landlord with a cost proposal in accordance with the Approved EP Working Drawings, which cost proposal shall include, as nearly as possible, the approximate cost of all EP Improvement Allowance Items as set forth in Section 2.2 above in connection with the design and construction of the Expansion Premises Improvements, and which shall detail the application of the Expansion Premises Improvement Allowance and show any overage in the estimated aggregate cost for the design and construction of the Improvements and other costs in excess of the Expansion Premises Improvement Allowance (the "EP Cost Proposal"). If the EP Cost Proposal is changed prior to or during construction of the Expansion Premises Improvements, Tenant shall provide Landlord an updated copy of the same.

1.5
Permits. The Final EP Working Drawings shall be approved by Landlord (the "Approved EP Working Drawings") prior to the commencement of the construction of the Expansion Premises Improvements. Tenant shall cause the Architect to promptly submit the Approved EP Working Drawings to the appropriate municipal authorities for all applicable building permits necessary to allow "Contractor," as that term is defined in Section 4.1, below, to commence and fully complete the construction of the Expansion Premises Improvements (the "Permits"). No material changes, modifications or alterations in the Approved EP Working Drawings may be made without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed except in connection with a Design Problem (in which event Landlord may withhold its consent in its sole but good faith discretion).

1.6
Review Process. As provided in Section 3.1 of this Work Letter, the EP Construction Drawings are subject to Landlord's review and approval, which approval shall not be unreasonably withheld, conditioned or delayed except in connection with a Design Problem. Landlord shall either approve or provide the Tenant with any reasonable comments or input to the EP Construction Drawings with reasonable specificity in writing within fourteen (14) business days after the Tenant or Tenant's Architect submits the EP Construction Drawings to Landlord. If Landlord does not respond within such fourteen (14) business day period, Tenant shall notify Landlord (the "Second Notice") in writing that the EP Construction Drawings shall be deemed approved five (5) business days after the Second Notice, if Landlord does not disapprove the same within such five (5) business day period. Landlord shall be deemed to have approved the EP Construction Drawings if Landlord does not disapprove of the same within such five (5) business day period. If Landlord provides any such comments within such ten (10) day or fourteen (14) business day period, as applicable, the parties shall work diligently to revise and agree upon the final approved EP Construction Drawings, subject to the process set forth below.

If Landlord reasonably requires that any EP Construction Drawings submission from Tenant be modified in order to obtain Landlord's approval (which comments or reasons for disapproval must be made with reasonable specificity in writing), then Tenant shall resubmit revised EP Construction Drawings within fourteen (14) business days after the date Tenant receives any such notice of disapproval, to Landlord incorporating Landlord's reasonably requested changes and responding to any other issues or questions raised by Landlord in its prior submission. On each occasion, Landlord will provide to Tenant and Tenant's Architect copies of the marked up plans, drawings and documents to which it has an objection or requires a resubmission, which marked up plans shall indicate Landlord's objection in reasonable detail. Landlord shall either approve or provide the Tenant with any reasonable comments or input to the revised EP Construction Drawings with reasonable specificity in writing within five (5) business days after the Tenant or Tenant's Architect resubmits the same to Landlord. If Landlord does not respond within such five (5) business day period, Tenant shall notify Landlord (the "Second Resubmittal Notice") in writing that the EP Construction Drawings shall be deemed approved three (3) business days after the Second Resubmittal Notice, if Landlord does not disapprove the same within such three (3) business day period. Landlord shall be deemed to have approved the applicable resubmitted EP Construction Drawings if Landlord does not disapprove of the same within such three (3) business day period. Such submission and approval process shall continue until approval is granted as submitted (or deemed granted due to Landlord's failure to timely respond). If the parties are unable to agree on the Landlord's approval of the EP Construction Drawings, either party may elect to tender such dispute to be resolved through the Dispute Resolution Process (as hereinafter defined)

SECTION 4

CONSTRUCTION OF THE EXPANSION PREMISES IMPROVEMENTS

1.1
Contractor. A general contractor shall be retained by the Tenant to construct the Expansion Premises Improvements. Such general contractor ("Contractor") shall be selected by the Tenant and approved by Landlord, such approval not to be unreasonably withheld, conditioned, or delayed; provided, however, Landlord hereby preapproves of Wise Construction as Contractor. Prior to Tenant's execution of the construction contract and general conditions with Contractor which shall also include a form contract for Tenant's Contractor (the "Contract"), Tenant shall submit the form Contract to Landlord for its approval with regard to proper insurance and licensing requirements and any other provisions which may materially adversely affect Landlord or Landlord's interest in the Project, and which approval shall not be unreasonably withheld or delayed by more than five (5) business days after Landlord's receipt of the Contract. Prior to the commencement of the construction of the Improvements, and after Tenant has accepted all bids for the Improvements, Tenant shall provide Landlord with a reasonably detailed breakdown, by trade, of the final costs to be incurred or which have been incurred in connection with the design and construction of the Improvements to be performed by or at the direction of Tenant or the Contractor, which costs form a basis for the amount of the Contract (the "EP Final Costs"). Notwithstanding Section 2.2 above, if the EP Final Costs exceed the Expansion Premises Allowance, Tenant shall be responsible for the excess subject to Tenant’s right to request and receive disbursement of the EP Supplemental Allowance.

1.2
Tenant's Agents. All subcontractors, materialmen, and suppliers used by the Tenant (such subcontractors, materialmen, and suppliers, and the Contractor to be known collectively as "Tenant's Agents") must be approved in writing by Landlord, which approval shall not be unreasonably withheld, conditioned, or delayed. If Landlord does not approve any of the Tenant's proposed subcontractors, materialmen or suppliers, the Tenant shall submit other proposed subcontractors, materialmen or suppliers for Landlord's written approval. Notwithstanding the foregoing, the Tenant shall be required to utilize subcontractors designated by Landlord for any mechanical, electrical, plumbing, life-safety, sprinkler, structural and air-balancing work. Tenant's Contractor shall competitive bid all subcontractors, materialmen and suppliers and include at a minimum three (3) qualified subcontractors, materialmen and suppliers approved by Landlord, such approval not to be unreasonably withheld, conditioned, or delayed.

1.3
Construction of Expansion Premises Improvements by Contractor. The Tenant shall independently retain, in accordance with Section 4.1 above, Contractor to construct the Expansion Premises Improvements in substantial accordance with the Approved EP Working Drawings and in accordance with the EP Construction

Schedule. Tenant, the Contractor and all of Tenant's Agents shall abide by Landlord's construction rules and regulations attached as Exhibit I to the Lease. The Expansion Premises Improvement Allowance shall be charged a logistical coordination fee (the "Landlord EP Coordination Fee") to Landlord in an amount equal to 7% of the lesser of (i) the total estimated costs of the Expansion Premises Improvements as set forth in the approved EP Cost Proposal plus 7% of the estimated costs of any approved change orders or (ii) the total actual cost of the Expansion Premises Improvements plus 7% of the actual costs of any approved change orders; provided, however, the Landlord EP Coordination Fee shall not apply to the cost of any equipment considered capital expenditures under standard real estate accounting principles which exceeds One Hundred Thousand Dollars ($100,000.00). Except for the Landlord EP Coordination Fee, neither Tenant nor the Expansion Premises Improvement Allowance shall be charged a fee for Landlord's supervision, overhead or inspection. Except for the Landlord EP Coordination Fee and Landlord's actual, out-of-pocket expenses incurred by Landlord as a direct result of Tenant's performance of the Expansion Premises Improvements, Tenant shall not be charged any fees or charges in connection with the Expansion Premises Improvements, or Tenant's initial moving into the Premises (or any portion thereof). Without limiting the foregoing, throughout the period of construction of the Expansion Premises Improvements, and Tenant's initial moving into the Premises Tenant (i) may use, at no cost to Tenant, the freight elevator (subject to scheduling), (ii) shall be entitled to access to the loading dock (subject to scheduling) at no cost, (iii) shall not be charged any security guard fees, Building engineer charges or tap-in charges, and (iv) shall not be charged any costs or expenses in connection with Landlord's review and approval of the Construction Drawings (other than as part of the Landlord Coordination Fee).

1.4
Indemnification & Insurance.

1.4.1
Indemnity. Tenant's indemnity of Landlord as set forth in Article 13 of the Lease shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to any act, negligence, or willful misconduct of Tenant or Tenant's Agents in connection with the performance of the Expansion Premises Improvements.

1.4.2
Requirements of Tenant's Agents. Each of Tenant's Agents shall guarantee to Tenant and for the benefit of Landlord that the portion of the Expansion Premises Improvements for which it is responsible shall be free from any defects (except for those inherent in the quality of the Expansion Premises Improvements in the EP Construction Documents) in workmanship and materials for a period of not less than one (1) year from the date of substantial completion thereof. All such warranties or guarantees as to materials or workmanship of or with respect to the Improvements shall be contained in the contract with Tenant's Contractor and shall be written such that such guarantees or warranties shall inure to the benefit of both Landlord and Tenant, as their respective interests may appear, and, to the extent permitted by applicable law, can be directly enforced by either. Tenant covenants to give to Landlord any assignment or other assurances which may be necessary and commercially reasonable to effect such right of direct enforcement.

1.4.3
Insurance Requirements.

1.4.3.1
General Coverages. All of Tenant's Agents shall carry worker's compensation insurance covering all of their respective employees, and shall also carry public liability insurance, including property damage, all with limits, in form and with companies as are required to be carried by Tenant as set forth in Article 14 of the Lease.

1.4.3.2
Special Coverages. Tenant or the Contractor shall carry "Builder's All Risk" insurance in an amount approved by Landlord, such approval not to be unreasonably withheld, conditioned, or delayed, covering the construction of the Improvements, and such other insurance as Landlord requires as set forth in the construction rules and regulations attached to the Lease as Exhibit I.

1.4.3.3
General Terms. Certificates for all insurance carried pursuant to this Section 4.4.3 shall be delivered to Landlord before the commencement of construction of the Expansion Premises Improvements and before the Contractor's equipment is moved onto the site. In the event that the Expansion Premises Improvements are damaged by any cause during the course of the construction thereof, Tenant shall promptly repair the same at Tenant's sole cost and expense.

1.4.4
Governmental Compliance. The Expansion Premises Improvements shall comply in all respects with the following: (i) Laws, as they may apply according to the rulings of the controlling public official, agent or other person as of the date of installation; (ii) applicable standards of the American Insurance Association (formerly, the National Board of Fire Underwriters) and the National Electrical Code to the extent applicable to Innovation Park; and (iii) material and equipment manufacturer's specifications for the Project that are provided to Tenant prior to submission of the Final EP Working Drawings to Landlord and for materials and equipment to be installed as part of the Expansion Premises Improvements, and the Approved EP Working Drawings.

1.4.5
Inspection by Landlord. During construction of the Expansion Premises Improvements, Landlord shall have the right to inspect the Improvements at all times, provided however, that Landlord shall use commercially reasonable efforts to minimize interference to completion of the Improvements and Landlord's failure to inspect the Improvements shall in no event constitute a waiver of any of Landlord's rights hereunder nor shall Landlord's inspection of the Expansion Premises

Improvements constitute Landlord's approval of the same. Should Landlord disapprove any portion of the Expansion Premises Improvements due to Tenant's failure to comply with the terms of this Work Letter, Landlord shall notify Tenant in writing of such disapproval and shall specify the items disapproved and the reasons for such disapproval. Any defects or deviations in, and/or disapproval by Landlord of, the Expansion Premises Improvements due to Tenant's failure to comply with the terms of this Work Letter shall be rectified by Tenant at no expense to Landlord, provided however, that in the event Landlord reasonably determines following consultation with the architect and/or engineer for the Project on the matter that such disapproval or a defect or deviation exists and such reason for disapproval, defect, or deviation is likely to adversely affect the mechanical, electrical, plumbing, heating, ventilating and air conditioning or life-safety systems of the Project, the structure or exterior appearance of the Project or any other tenant's use of such other tenant's leased premises, and if Tenant does not correct such defect or deviation promptly after notice from Landlord and a meeting between Landlord and Tenant and/or their respective architects or engineers (which meeting may be held via audio and/or video conferencing call (e.g. Zoom) or a similar medium), Landlord may take such action as Landlord deems necessary in its reasonable discretion following consultation with the architect or engineer of the Project on the matter, at Tenant's actual, reasonable expense and without incurring any liability on Landlord's part, to correct any such defect, deviation and/or disapproving matter, including, without limitation, causing the cessation of performance of the construction of the Improvements until such time as the defect, deviation and/or matter is corrected to Landlord's reasonable satisfaction; provided, however, Landlord shall communicate and reasonably cooperate with Tenant to determine the most efficient time for such work to occur and Landlord shall not cause the cessation of performance of the construction until the parties have so discussed the matter.

1.4.6
Meetings. Commencing upon the execution of this Second Amendment, Tenant and Landlord shall hold meetings as required at a reasonable time with the Architect and the Contractor regarding the progress of the preparation of EP Construction Drawings and the construction of the Expansion Premises Improvements, which meetings shall be held at a location reasonably designated by Landlord, and Landlord and/or its agents designated by Landlord shall receive prior notice of, and shall have the right to attend, all such meetings, and, upon Landlord's request, Architect and/or Contractor shall attend such meetings, and further, upon Tenant's request, Landlord's architect and or general contractor shall attend such meetings, to the extent either party's architect and contractor are reasonably available to attend. All parties shall have the right to participate in the meeting via audio and/or video conferencing call (e.g. Zoom) or a similar medium.

(B)
Copy of "As Built" Plans. At the conclusion of construction, (i) Tenant shall cause the Architect and Contractor (A) to update the Approved EP Working Drawings as necessary to reflect all changes made to the Approved EP Working Drawings during the course of construction, to certify to the best of their knowledge that the "as built"

or "record-set" of as-built drawings, as appropriate, are true and correct, with the Architect being permitted to rely upon the information supplied by Contractor for its certification, and (C) to deliver to Landlord two (2) sets of copies of such as-built drawings for the Expansion Premises Improvements within ninety (90) days following substantial completion of the Expansion Premises Improvements, and (ii) Tenant shall deliver to Landlord a copy of all warranties, guaranties, and operating manuals and information relating to the improvements, equipment, and systems in the Expansion Premises installed by or on behalf of Tenant.

SECTION 5

MISCELLANEOUS

1.1
Tenant's Representative. The Tenant has designated Brett Belongia as its sole representative with respect to the matters set forth in this Work Letter, who, until further notice to Landlord, shall have full authority and responsibility to act on behalf of the Tenant as required in this Work Letter.

1.2
Landlord's Representative. Prior to commencement of construction of Expansion Premises Improvements, Landlord shall designate a representative with respect to the matters set forth in this Work Letter, who, until further notice to the Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Work Letter.

1.3
Time of the Essence in This Work Letter. Time is of the essence with respect to the performance by Tenant and Landlord of every provision of this Work Letter. Unless otherwise indicated, all references herein to a "number of days" shall mean and refer to calendar days. If any item requiring approval is timely disapproved by Landlord or Tenant, as applicable, the procedure for preparation of the document and approval thereof shall be repeated until the document is approved by Landlord or Tenant, as applicable, except as expressly provided otherwise above.

1.4
Tenant's Lease Default. Notwithstanding any provision to the contrary contained in this Lease, if an Event of Default as described in the Lease or this Work Letter has occurred at any time, then (i) in addition to all other rights and remedies granted to Landlord pursuant to this Lease, Landlord shall have the right to withhold payment of all or any portion of the Expansion Premises Improvement Allowance and EP Supplemental Allowance until cure of the Event of Default and/or Landlord may cause Contractor to cease the construction of the Premises (and in each such event any resulting delay therefrom shall be deemed to be a Tenant delay) until cure of the Event of Default, and (ii) all other obligations of Landlord under the terms of this Work Letter shall be forgiven until such time as such Event of Default is cured pursuant to the terms of this Lease.

1.5
Construction Defects. Subject to Articles 16 and 18 (Damage or Destruction and Eminent Domain) of the Lease, Landlord shall have no responsibility for the Expansion Premises Improvements and Tenant will remedy, at Tenant's own expense, and be responsible for any and all defects in the Improvements that may appear during or after the completion thereof whether the same shall affect the Improvements in particular or any parts of the Expansion Premises in general.

1.6
Punchlist. Upon substantial completion of the Expansion Premises Improvements, a representative of Landlord and a representative of Tenant shall perform a walk-through inspection of the Expansion Premises Improvements to identify any "punchlist" items (i.e., minor defects or conditions in such Expansion Premises Improvements that do not impair Tenant's ability to utilize the Expansion Premises for the purposes permitted hereunder), which items Tenant shall repair or correct no later than thirty (30) days after the date of such walk-through (unless the nature of such repair or correction is such that more than thirty (30) days are required for completion, in which case Tenant shall commence such repair or correction work within such thirty (30) day period and diligently prosecute the same to completion).

1.7
Coordination of Labor. All of Tenant's contractors, subcontractors, employees, servants and agents must work in harmony with and shall use commercially reasonable efforts not to interfere with any labor employed by Landlord, or Landlord's contractors or by any other tenant or its contractors with respect to any portion of the Project; provided, however, Landlord agrees that Tenant shall have access to the Expansion Premises to perform the Expansion Premises Improvements, subject to the terms and conditions of Section 9(j) of the Lease.